UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ADA-ES, INC.

(Name of Registrant as Specified In Its Charter)

N/A

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ADA-ES, INC.

8100 SouthPark Way, Unit B

Littleton, Colorado 80120

(303) 734-1727

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 17, 2009

To Our Shareholders:

The Annual Meeting of Shareholders of ADA-ES, Inc. (“ADA-ES” or the “Company”), a Colorado corporation, will be held at 9:00 a.m. (local time) on June 17, 2009 at the Company’s offices, located at 8100 SouthPark Way, Unit B in Littleton, Colorado, or at any postponement or adjournment thereof, for the following purposes:

1.	To elect nine directors of the Company;

2.	To ratify the Audit Committee’s selection of Ehrhardt, Keefe, Steiner & Hottman PC as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

3.	To consider and vote upon such other matters as may properly come before the meeting or any postponements or adjournments thereof.

Shareholders of record at the close of business on April 30, 2009 are entitled to notice of and to vote at the meeting.

Our shareholders are cordially invited to attend the annual meeting in person. Whether or not you plan to attend the Meeting, we urge you to vote your shares by telephone or Internet, or by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying postage prepaid (if mailed in the U.S.) return envelope.

Please call on our toll-free number (888-822-8617) if you require directions or have other questions concerning the meeting.

By Order of the Board of Directors,

/s/ Mark H. McKinnies
Mark H. McKinnies
Secretary

May 1, 2009

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on June 17, 2009: The Company’s Proxy Statement and Annual Report to Shareholders are Available at: www.edocumentviewer.com/ADES

PROXY STATEMENT

ADA-ES, INC.

8100 SouthPark Way, Unit B

Littleton, CO 80120

Telephone: (303) 734-1727

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 17, 2009

This Proxy Statement is furnished to the shareholders of ADA-ES, Inc. (the “Company”), a Colorado corporation, in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”), to be voted at our ANNUAL MEETING OF SHAREHOLDERS to be held on Wednesday, June 17, 2009, at the Company’s offices at 8100 SouthPark Way, Unit B, Littleton, Colorado and any postponements or adjournments thereof. This Proxy Statement and accompanying form of proxy is first being mailed or given to our shareholders on or about May 8, 2009. The shares represented by all proxies that are properly executed and submitted will be voted at the Meeting in accordance with the instructions indicated thereon, and if no instructions are given, then in the discretion of the proxy holder. Throughout this Proxy Statement, the terms “we,” “us” “our” and “our Company” refer to ADA-ES, Inc., and unless the context indicates otherwise, our subsidiaries on a consolidated basis.

VOTING RIGHTS AND VOTE REQUIRED

Our Board has fixed the close of business on April 30, 2009, as the record date for determination of shareholders entitled to notice of and to vote at the meeting. On the record date, 6,930,327 shares of our Common Stock were issued and outstanding, each of which entitles the holder thereof to one vote on all matters that may come before the meeting. We do not have any class of voting securities outstanding other than our Common Stock. An abstention or withholding authority to vote will be counted as present for determining whether the quorum requirement is satisfied. If a quorum exists, actions or matters other than the election of the Board are approved if the votes cast in favor of the action exceed the votes cast opposing the action unless a greater number is required by the Colorado Business Corporation Act or our Articles of Incorporation. Abstentions will not affect the election of directors.

If as of the record date your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then that firm or organization is the shareholder of record for purposes of voting at the annual meeting and you are considered the beneficial owner of shares held in “street name.” If you are a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares held in your account. If you do not instruct your broker on how to vote your shares, your brokerage firm, in its discretion, may vote your shares on routine matters or not vote your shares. The election of our directors and the proposal to ratify the appointment of our independent registered public accounting firm for the current fiscal year are considered routine matters. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” A broker non-vote occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner. Broker non-votes on a particular proposal are considered present for purposes of determining a quorum, but will not be treated as shares present and entitled to vote on the proposal and accordingly will have no effect on the vote.

We invite beneficial owners to attend the annual meeting. If you are a beneficial owner and not a shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent and bring such proxy to the annual meeting. If you want to attend the meeting, but not vote, you must provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to April 30, 2009, a copy of the voting instruction card provided by your broker or other agent or other similar evidence of ownership.

A minimum of one-third of the shares of Common Stock issued and outstanding must be represented at the meeting in person or by proxy in order to constitute a quorum. Cumulative voting is not allowed for any purpose. Assuming a quorum is present, the nine nominees receiving the highest number of votes cast will be elected as directors.

Unless instructions to the contrary are marked, or if no instructions are specified, shares represented by proxies will be voted:

•

FOR the persons nominated by the Board for directors, being Robert N. Caruso, Michael D. Durham, John W. Eaves, Derek C. Johnson, Ronald B. Johnson, W. Phillip Marcum, Mark H. McKinnies, Jeffrey C. Smith and Richard J. Swanson; and

•

FOR the ratification of the Audit Committee’s selection of Ehrhardt, Keefe, Steiner & Hottman PC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

We do not know of any other matter or motion to be presented at the meeting. If any other matter or motion should be presented at the meeting upon which a vote must be properly taken, the persons named in the accompanying form of proxy intend to vote such proxy in accordance with that person’s judgment, including any matter or motion dealing with the conduct of the meeting.

Voting by Mail, via the Internet or by Telephone

Stockholders whose shares are registered in their own names may vote by mailing a completed proxy card, via the Internet or by telephone. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card. To vote by mailing a proxy card, sign and return the enclosed proxy card in the enclosed prepaid and addressed envelope and your shares will be voted at the meeting in the manner you direct. In the event no directions are specified, such proxies will be voted as described above.

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares over the Internet or by telephone rather than by mailing a completed voting instruction card provided by the bank or brokerage firm. Please check the voting instructions card provided by your bank or brokerage house for availability and instructions. If Internet or telephone voting is unavailable from your bank or brokerage house, please complete and return the enclosed voting instruction card in the self-addressed postage paid envelope provided.

Any shareholder who completes a proxy or votes via the Internet or by telephone may revoke it at any time before it is exercised by delivering written notice of such revocation to the Company (c/o Mark H. McKinnies, Secretary), 8100 SouthPark Way, Unit B, Littleton, Colorado, 80120, by submitting a new proxy executed at a later date, or by attending the Meeting and voting in person.

The Company will pay solicitation expenses. In addition to solicitation by mail, our directors, officers and other employees may, without additional compensation, solicit proxies by mail, in person or by telecommunication.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors presently consists of nine members. Our Nominating and Governance Committee recommended to our Board of Directors the slate of nine directors for re-election by our shareholders, and the Board approved the recommendation and the slate of directors. Each director will hold office until the next Annual Meeting of Shareholders and thereafter until a successor is elected and qualified. Cumulative voting is not permitted in the election of directors. IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY, THE PERSON NAMED IN THE ACCOMPANYING PROXY WILL VOTE IN FAVOR OF THE ELECTION OF THE FOLLOWING PERSONS NAMED AS OUR NOMINEES FOR DIRECTORS: ROBERT N. CARUSO, MICHAEL D. DURHAM, JOHN W. EAVES, DEREK C. JOHNSON, RONALD B. JOHNSON, W. PHILLIP MARCUM, MARK H. MCKINNIES, JEFFREY C. SMITH and RICHARD J. SWANSON.

All of the nominees are currently members of the Board. Each of the nominees has consented to be named herein and to serve if elected. We do not anticipate that any nominee will become unable or unwilling to accept nomination or election, but if this should occur, the persons named in the proxy intend to vote for the election in his stead of such other person as the Board may recommend. It is the policy and practice of the Company that all directors attend the Meeting. Eight of our directors serving at the time of our 2008 Annual Meeting of Shareholders attended the meeting.

The following table sets forth certain information as to each nominee (and current director) of the Company:

Name	Age	Position and Offices	Director Since
Robert N. Caruso(1)	57	Director, Member of the Compensation Committee and Chairman of the Nominating and Governance Committee	2006

Michael D. Durham	59	Director, President and Chief Executive Officer	2003

John W. Eaves (2)	51	Director, Member of the Compensation and Nominating and Governance Committees	2004

Derek C. Johnson	48	Director, Member of the Audit and Nominating and Governance Committees	2006

Ronald B. Johnson	77	Director, Chairman of the Compensation Committee, Member of the Audit Committee	2003

W. Phillip Marcum (3)	65	Director, Member of the Compensation and Nominating and Governance Committees	2008

Mark H. McKinnies	57	Director, Senior Vice President, Chief Financial Officer and Secretary	2003

Jeffrey C. Smith	57	Chairman of the Board of Directors, Member of Audit and Compensation Committees	2003

Richard J. Swanson (4)	73	Director, Chairman of the Audit Committee, Member of the Compensation Committee	2006

(1)	Mr. Caruso is chairman of the board of American Shipping Company, a Norway-based vessel owning company (OSL: AMSC).
(2)

Mr. Eaves is a director of Arch Coal, a public company located in St. Louis, Missouri (NYSE: ACI). The initial appointment of Mr. Eaves to our Board was made pursuant to a Subscription and Investment Agreement with Arch Coal, Inc. whereby our management agreed to make available one seat on the Board for an Arch Coal designee and to vote all shares and proxies they are entitled to vote in favor of such designee for so long as Arch Coal continues to hold at least 100,000 shares of our common stock. There are no other arrangements or understandings between any directors or executive officers and any other person or persons pursuant to which they were selected as directors or executive officers.

(3)	Mr. Marcum has served as a director of Key Energy Services, Inc., a public company located in Houston, Texas (NYSE: KEG) since 1996.
(4)	Mr. Swanson has served as a director and Audit Committee Chairman of Ascent Solar Technologies, Inc., a public company located in Lakewood, Colorado (NASDAQ: ASTI) since January 2007.

None of the other individuals named above is currently a director of any other public company.

Mr. Caruso currently serves as a managing partner of B/3 Management Resources, LLC, a management consulting and technical services firm, and has held that position since 1988. Mr. Caruso has also served as Vice President of Ingenium Technology since 2003. From 1999 to 2001, Mr. Caruso was Vice President and General Manager of Applied Science & Technology, a public company at the time, providing reactive gas processing systems and specialty power sources to the semiconductor and medical equipment markets. Mr. Caruso also serves as Chairman of the Board of American Shipping Company ASA, a Norwegian company with U.S. operations based in Philadelphia, PA (OSL:ASMC). Mr. Caruso has a B.S. in Engineering Mechanics and B.A. in General Arts and Sciences from Pennsylvania State University and an MBA from Wayne State University. Mr. Caruso is Chairman of the Nominating and Governance Committee.

Dr. Durham was a co-founder in 1985 of ADA Technologies, Inc., an Englewood, Colorado private company which contracts to the federal government and others for development of emission technologies. ADA Environmental Solutions LLC, our wholly owned subsidiary, was originally spun-out of ADA Technologies in 1996. Dr. Durham has been President, CEO and a director of the Company since 1997 and President of ADA Environmental Solutions since 1996. Dr. Durham has a B.S. in Aerospace Engineering from Pennsylvania State University, an M.S. and Ph.D. in Environmental Engineering from the University of Florida and an Executive MBA from the University of Denver. Dr. Durham is a member of the Board of the American Coal Council, a trade association of companies that sell, use and provide services related to coal, a Board member and officer of the Institute of Clean Air Companies, a trade association of companies that provide equipment to measure and control air pollution, and a member of the National Coal Council, which advises the Secretary of Energy on coal-related issues.

Mr. Eaves currently serves as President, Chief Operating Officer and a director of Arch Coal. Mr. Eaves previously held the position of Vice President of Marketing for Arch Coal since that company’s formation on July 1, 1997. Prior to that time, he served as President of the marketing subsidiary of Arch Mineral Corporation, one of Arch Coal’s predecessor companies. He also held various positions in sales and administration with Diamond Shamrock Company and Natomas Coal Company. Mr. Eaves holds a B.S. degree from the University of Kentucky and attended an Executive Management Program at the Wharton School of Business and an Advanced Management Program at Harvard Business School.

Mr. Derek Johnson is currently the Vice President of new business development for Kennametal, a public company based in Pittsburgh, PA. Mr. Johnson has held this position since October 2008. He has served as President of Fusion Specialties, a specialty supplier to the retail industry, from November 2005 to October 2008. From 1984 to 2005, Mr. Johnson was employed in various positions, most recently as President and Chief Operating Officer, by CoorsTek, a manufacturer of technical products, supplying critical components and assemblies for mining automotive, semiconductor, aerospace, electronic, power generation, telecommunication and other high-technology applications on a global basis. He has a Higher National Certificate from Kirkcaldy College in Scotland and an Executive MBA from the University of Denver.

Mr. Ronald Johnson has been involved in all phases of the chemical industry, including production, compounding and distribution in domestic and international markets, for 50 years. He held a marketing position in strategic planning with Dupont, Industrial and Biochemical Department; Gamlen Chemical, an international compounding company as manager of worldwide development; and Univar, a large global chemical distributor from 1968 to 1984. He served as a Board member of Charter National Bank and Trust from 1998 to 2002. Mr. Johnson also served on the Board of Earth Sciences, Inc. from 1999 to 2003. Mr. Johnson has been President of Twin-Kem International, Inc., a distributor of agricultural and industrial chemicals, since 1984, and President of ExecuVest, Inc., an oil & gas exploration company, since 1987. Mr. Johnson is Chairman of the Compensation Committee.

Mr. Marcum was appointed a director of the Company in January 2008. He has served as a director of Key Energy Services (NYSE: KEG) an oilfield services company based in Houston, Texas, since 1996. Prior to his appointment to the Board of Key Energy Services, he was the non-executive Chairman of the Board of WellTech, Inc. from 1994 until March 1996, when WellTech was merged into Key Energy Services. From January 1991 to April 2007, Mr. Marcum was Chairman of the Board, President and Chief Executive Officer of Metretek Technologies, Inc., currently known as PowerSecure International (NASDAQ: POWR). He retired in April 2007. Mr. Marcum has been a principal in MG Advisors, LLC since April 2007. He holds a bachelor’s degree in Business Administration from Texas Tech University.

Mr. McKinnies has served as our Chief Financial Officer and Secretary since 2003 and was appointed as Senior Vice President in September, 2005. Mr. McKinnies was employed by Earth Sciences from 1978 through 2000. A CPA, Mr. McKinnies worked for Peat, Marwick, Mitchell & Co. before commencing employment at Earth Sciences in 1978. Mr. McKinnies holds a bachelors degree in Accounting from the University of Denver.

Mr. Smith was appointed a director of the Company in August 2003, has been a self-employed lawyer in the Law Office of Jeffrey C. Smith since April 2003 and serves as Chairman of our Board. From 1981 until April 2003, Mr. Smith served as Managing Director of ESI International, providing regulatory consulting services. Mr. Smith is a past Executive Director of the Institute of Clean Air Companies, where he served for 17 years. Mr. Smith holds a bachelors degree from Duke University and a J.D. from the University of Michigan.

Mr. Swanson was appointed a director of the Company in July 2006 and serves as the Chairman of the Audit Committee. Mr. Swanson has been an advisor and performance coach to CEO’s and business owners in Colorado for 15 years through an affiliation with Vistage International, Inc. (formerly the Executive Committee), the world’s leading CEO membership organization. Previously he was with Accenture, was the CFO of a $200 million company, and was the founder and president of a commercial real estate investment and development company in Denver. He has accomplished corporate turnaround projects, has served on a number of private company boards, and is also a director and Audit Committee Chairman of Ascent Solar Technologies Inc. (NASDAQ: ASTI). He has a B.A. in History from the University of Colorado and an MBA from Harvard Business School. Mr. Swanson is Chairman of the Audit Committee.

No family relationship exists between any directors or executive officers.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

The Board maintains audit, compensation and nominating and governance committees. In our fiscal year 2008 all directors other than Dr. Durham and Mr. McKinnies qualified as “independent directors” as defined in NASD Rule 4200(a)(15), and each Board committee was comprised solely of independent directors. The charters of each committee are available on our website at www.adaes.com under “Investor Relations.”

BOARD MEETINGS AND COMMITTEES

Our Board is responsible for establishing broad corporate policies and monitoring the overall performance of the Company. However, in accordance with corporate legal principles, the Board is not involved in day-to-day operating matters. Members of the Board are kept informed of the Company’s business by participating in Board and committee meetings, by reviewing analyses and reports sent to them weekly and monthly, and through discussions with the President and other officers.

The Board of Directors met 15 times in 2008. At each of the regularly scheduled bi-monthly meetings, an Executive Session is held where management of the Company is excluded. The Audit Committee met 7 times in 2008, the Compensation Committee met 8 times in 2008 and the Nominating and Governance Committee met 5 times in 2008. All of the incumbent directors were present for more than 75% of the meetings of Board of Directors and committees of which they were members held during their individual terms.

AUDIT COMMITTEE

Our Board has an Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which consists of Messrs. Derek Johnson, Ronald Johnson, Smith and Swanson. Mr. Swanson serves as the chairman of the Audit Committee. Our Board has determined that Mr. Swanson is an Audit Committee Financial Expert. Mr. Swanson is “independent” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.

The role and functions of the Audit Committee are set out in the Audit Committee Charter, as amended, originally adopted by the Company’s Board and most recently amended on September 23, 2005. The role of the Audit Committee is one of oversight of our accounting and financial reporting processes and audits of our financial statements. The Audit Committee’s functions include the following: reviewing and assessing the Audit Committee Charter annually; appointing, approving the compensation of and reviewing the Company’s relationships with its independent registered public accounting firm and/or other auditors and assessing the impact such relationships may have on the auditors’ objectivity and independence; taking other appropriate action to oversee the independence of the outside auditors; reviewing and considering the matters identified in Statement on Auditing Standards No. 61 with the outside auditors and management; reviewing and discussing the Company’s financial statements with the outside auditors and management; recommending whether the Company’s audited financial statements should be included in the Company’s Form 10-K for filing with the Securities and Exchange Commission (“SEC”); and reporting to the Board on all such matters. In performing its oversight function, the Audit Committee relies upon advice and information received in its discussions with the Company’s management and independent registered public accounting firm.

Report of the Audit Committee

The Audit Committee has (i) reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2008 with the Company’s management; (ii) discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T regarding communication with audit committees (AICPA Professional Standards, Vol. 1, AU section 380); and (iii) received the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the Company’s independent accountants the independent accountants’ independence.

Based on the review and discussions with management and the Company’s independent registered public accounting firm referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements as of December 31, 2008 and 2007 and for the years ended December 31, 2008, and 2007 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

Respectfully submitted,

The Audit Committee:	Richard Swanson, Chairman	Derek Johnson
	Ronald Johnson	Jeffrey C. Smith

NOMINATING AND GOVERNANCE COMMITTEE

Our Board has appointed a Nominating and Governance Committee consisting of Messrs. Caruso, Eaves, Derek Johnson and Marcum. Mr. Caruso serves as the chairman of the Nominating and Governance Committee. The responsibilities of the Committee, as set forth in the Nominating and Governance Committee Charter include selecting director nominees for the Board, reviewing director compensation and benefits and submitting the same to the entire Board for approval, overseeing the annual self-evaluation of the Board and its committees, recommending the structure and composition of Board committees to the entire Board for approval and monitoring in conjunction with the Audit Committee compliance with our Code of Conduct and granting any waivers thereto with respect to directors and executive officers, recommending individuals to serve as Chairperson of the Board and Chief Executive Officer and reviewing the Chief Executive Officer’s recommendations for individuals to serve as executive officers and analyzing and recommending such persons to the Board.

Criteria established for the selection of candidates for the Board include:

a.	An understanding of business and financial affairs and the complexities of an organization that operates as a public company in the business of the Company;

b.	A genuine interest in representing all of our shareholders and the interests of the Company overall;

c.	A willingness and ability to spend the necessary time required to function effectively as a director;

d.	An open-minded approach to matters and the resolve and ability to independently analyze matters presented for consideration;

e.	A reputation for honesty and integrity that is above reproach;

f.	Any qualifications required of independent directors by the NASDAQ Stock Market and applicable law; and

g.	As to any candidate who is an incumbent director (who continues to be otherwise qualified), the extent to which the continuing service of such person would promote stability and continuity in the Boardroom as a result of such person’s familiarity and insight into the Company’s affairs, and such person’s prior demonstrated ability to work with the Board as a collective body.

Director nominees are generally identified by our officers, directors or shareholders based on industry and business contacts. Regardless of the source of the nomination, nominees are interviewed and evaluated by the Nominating and Governance Committee, other members of the management team and the Board as deemed appropriate by the Nominating and Governance Committee. The Nominating and Governance Committee then presents qualified candidates to the Board for a final discussion and vote.

Under the Nominating and Governance Committee Charter, the Nominating and Governance Committee will consider nominees submitted by our shareholders. Recommendations of individuals that meet the criteria set forth in the Nominating and Governance Committee Charter for election at our 2010 annual meeting of shareholders may be submitted to the Committee in care of Mark H. McKinnies, Secretary, at 8100 SouthPark Way, Unit B, Littleton, Colorado 80120 no later than December 31, 2009.

The Committee has recommended to our Board the slate of directors for this Annual Meeting as set forth above. No third party was used in identifying or evaluating nominees, and we received no shareholder recommendations for nominees.

COMPENSATION COMMITTEE

Our Board has appointed a Compensation Committee consisting of Messrs. Caruso, Eaves, Ronald Johnson, Marcum, Swanson and Smith. Mr. Johnson serves as the chairman of the Compensation Committee. The responsibilities of the Compensation Committee, as set forth in the Compensation Committee Charter, most recently amended in June 2008, include reviewing our executive compensation programs to analyze their alignment with attracting, retaining and motivating our executive officers to achieve our business objectives; establishing annual and long-term performance goals for our executive officers and evaluating their performance in light of such goals, reviewing and making recommendations concerning our long-term incentive plans and shareholder proposals related to compensation and administering our equity-based and employee benefit plans. See “Executive Compensation” below for additional information.

SHAREHOLDER COMMUNICATIONS TO DIRECTORS

Any shareholder may communicate directly with the Board (or any individual director) by writing to the Chairman of the Board, ADA-ES, Inc., 8100 SouthPark Way, Unit B, Littleton, Colorado 80120 or by emailing the Board through the “Contact the Board” link on our website at www.adaes.com. Any such communication should state the number of shares beneficially owned by the shareholder making the communication. Provided that such communication addresses a legitimate business issue, the Company or the Chairman will forward the shareholder’s communication to the appropriate director. For any communication relating to accounting, auditing or fraud, such communication will be forwarded promptly to the Chairman of the Audit Committee.

CODE OF ETHICS

We have adopted a Code of Conduct that applies to our officers, directors and employees, including the principal executive officer, principal financial officer, principal accounting officer or controller or other persons performing similar functions, which includes a code of ethics as defined in Item 406(b) of Regulation S-K. A copy of our Code of Conduct, which was most recently amended in August 2008, is available on our website at www.adaes.com. We intend to disclose any amendments to certain provisions of our Code of Conduct, or waivers of such provisions granted to executive officers and directors, on our website.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ehrhardt Keefe Steiner & Hottman PC (“EKS&H”) served as the Company’s independent registered public accounting firm for fiscal year 2008 and has performed procedures related to the financial statements included in our quarterly reports on Form 10-Q, beginning with and including the quarter ended June 30, 2007.

Shareholder ratification of the Audit Committee’s selection of EKS&H as our independent registered public accounting firm as requested in Proposal 2 is not required by our bylaws or otherwise. The Board is submitting this proposal to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain this firm. We anticipate that a representative of EKS&H, who conducted the audits for the years ended December 31, 2007 and 2008, will be present at the Annual Meeting of Shareholders. There have been no disagreements on matters of accounting principles or practices, financial statement disclosures or audit scope or procedures between the Company and EKS&H, during the most recent fiscal year or any subsequent interim period. The representative of EKS&H will be available to respond to shareholder questions and will have the opportunity to make a statement at that time if the representative desires to do so.

Audit Fees

	EKS&H
	2008	2007
Audit Fees (1)	$184,571	$195,005
Audit Related Fees	$—	$—
Tax Fees (2)	$31,000	$52,720
All Other Fees (3)	$6,309	$3,402

(1)	Includes annual and quarterly review services related to our Form 8-K, 10-Q, 10-K filings, section 404 internal control audit service and review services related to the filings of Registration Statements on Form S-3 and Form S-8.
(2)	Includes tax services related to the preparation of our 2006 and 2007 Federal and State Tax Returns and 2007 and 2008 estimated tax payments.
(3)	Includes consultation services related to the application of certain accounting principles related to revenue recognition and financial statement disclosures.

Audit Committee Approval of Services

The Audit Committee pre-approves all audit or non-audit services performed by our independent accountant in accordance with Audit Committee policy and applicable law. The Audit Committee generally provides pre-approval of audit services and services associated with SEC registration statements, other SEC filings and responses to SEC comment letters (Audit Fees) and services related to internal control reviews, internal control reporting requirements and consultations with our management as to accounting or disclosure treatment of transactions or events and the impact of rules, standards or interpretations by the SEC and other regulatory or standard-setting bodies (Audit-Related Fees) for each 12-month period within a range of approved fees. To avoid certain potential conflicts of interest, the law prohibits us from obtaining certain non-audit services from our independent accountant. The Audit Committee has delegated authority to approve permissible services to its Chairman. The Chairman reports such pre-approvals to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved 100% of the services provided by the independent accountants in 2008. None of the services of the independent accountants in 2008 were of the type specified in Rule 2-01(c)(7)(i)(C) of Regulation S-X.

EXECUTIVE OFFICERS

Information concerning our executive officers who are not director nominees is provided below. See “Election of Directors” above for information regarding Dr. Durham and Mr. McKinnies.

Name	Age	Positions and Offices
Jonathan S. Barr	51	Vice President Sales and Marketing

C. Jean Bustard	51	Chief Operating Officer

Cameron E. Martin	51	Vice President Emissions Control

Richard L. Miller	55	Vice President Business Development for Utility Systems

Richard J. Schlager	57	Vice President Administration

Sharon M. Sjostrom	42	Vice President Technology

Each of the officers named above serves at the pleasure of the Board.

Mr. Barr has been Vice President Sales and Marketing of the Company since July 2004. From 1998 to early 2004, Mr. Barr was a National Vice President of Sales and Regional Vice President of Sales and Marketing for Arch Coal. From 1994 to 1998, Mr. Barr was with the C&O unit of CSX Transportation, where he served as the Director of River Coal Marketing and Market Manager for Utility Coal. Mr. Barr has a B.S. in Political Science/Business Administration from Wittenberg University.

Ms. Bustard was appointed Chief Operating Officer of the Company in June 2004. Ms. Bustard has served as Interim President of ADA Carbon Solutions, our 50% owned joint venture with Energy Capital Partners I, LP and its affiliated funds, since October 2008. Prior to her appointment as COO, she served as Executive Vice President of ADA Environmental Solutions, LLC, our wholly-owned subsidiary, beginning with its formation in 1996. Ms. Bustard was employed by ADA Technologies from 1988 through 1996. Ms. Bustard holds a B.S. in Physics Education from Indiana University, an M.A. in Physics from Indiana State University and an Executive MBA from the University of Colorado.

Mr. Martin was appointed Vice President of Emissions Control of the Company in December 2007. Prior to that appointment he served the Company as a Director of Mercury Control since 2003, Director of Engineering since 1997 and Project Manager in 1996. Mr. Martin has a B.S. in Environmental Science from West Virginia University.

Mr. Miller has served as our Vice President of Business Development since November 2005. He was previously employed by Hamon Research-Cottrell (HRC), from 1990 to November 2005, most recently as Vice President of Sales with primary responsibility in Particulate and Mercury Control Technologies. Prior to 1989, Mr. Miller was employed by Buell/GE Environmental in various technical and sales positions with direct responsibility for all fabric filter technologies. Mr. Miller has also served as Chairman of Fabric Filter Division of Institute of Clean Air Companies. Mr. Miller has an A.A.S. in Marine Science Technology from Southern Maine University, a B.S. Degree in Management from Lebanon Valley College and an Executive MBA from Colorado Technical University.

Mr. Schlager was appointed as our Vice President of Administration of the Company in August 2007. Prior to that appointment he served as the Vice President, Contract Research and Development since 2000 and was employed by ADA Technologies from 1989 until that time. Mr. Schlager holds a B.S. in Chemistry and an M.S. in Metallurgical Engineering from the Colorado School of Mines.

Ms. Sjostrom was appointed a Vice President effective January 1, 2007. Previously she served the Company as Director, Technology Development since 2003 when we acquired her company EMC Engineering, LLC, where she served as President since 2002. From 1998 until September 2002, Ms. Sjostrom served as Director of Emissions Control for Apogee Scientific, LLC. Ms. Sjostrom has a B.S. in Mechanical Engineering from Colorado State University, an M.S. in Mechanical Engineering from the California Institute of Technology and an Executive MBA from the University of Denver.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL STOCKHOLDERS AND MANAGEMENT AND RELATED

STOCKHOLDER MATTERS

The following table provides information with respect to the beneficial ownership of the Company’s common stock by (1) each of our shareholders whom we believe are beneficial owners of more than 5% of our outstanding common stock, (2) each of our directors and named executive officers and (3) all of our directors and executive officers as a group. We base the share amounts shown on each person’s beneficial ownership as of April 17, 2009 (including options exercisable within 60 days thereof), unless we indicate some other basis for the share amounts. Percentage ownership is calculated based on 6,888,818 shares outstanding as of April 17, 2009. Except as noted below, each of the individuals named below has sole voting and investment power for the respective shares.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
Jonathan S. Barr (VP Sales and Marketing) 8100 SouthPark Way, Littleton, CO	46,559(1)	*
Black River Asset Management LLC (“Black”) 12700 Whitewater Drive, Minnetonka, MN 55343	519,481(2)	7.5%
C. Jean Bustard (Chief Operating Officer) 8100 SouthPark Way, Littleton, CO	103,507(3)	1.5%
Robert N. Caruso (Director) 8100 SouthPark Way, Littleton, CO	10,743(4)	*
Michael D. Durham (Director, President and CEO) 8100 SouthPark Way, Littleton, CO	250,548(5)	3.6%
Dynamis Advisors LLC (“Dynamis”) and Alexander H. Bocock 310 Fourth Street, NE, Suite 101, Charlottesville, VA Investment Management of Virginia, LLC (“Investment Management”) 919 East Main Street, 16th floor, Richmond, VA 23219	376,601(6)	5.5%
John W. Eaves (Director) 8100 SouthPark Way, Littleton, CO	1,000	*

Derek Johnson (Director) 8100 SouthPark Way, Littleton, CO	10,743(7)	*
Ronald B. Johnson (Director) 8100 SouthPark Way, Littleton, CO	15,701(8)	*
W. Phillip Marcum(Director) 8100 SouthPark Way, Littleton, CO	15,478(9)	*
Cameron E. Martin (VP Emissions Control) 8100 SouthPark Way, Littleton, CO	17,143(10)	*
Mark H. McKinnies (Director, Secretary, Senior VP and CFO) 8100 SouthPark Way, Littleton, CO	144,763(11)	2.1%
Richard Miller (VP Business Development for Utility Systems) 8100 SouthPark Way, Littleton, CO	32,031(12)	*
Perella Weinberg Partners Oasis Master Fund, LP, Perella Weinberg Partners Oasis Fund GP, LP and Perella Weinberg Partners Oasis Fund GP, LLC 767 Fifth Avenue, New York, NY 10153	389,611(13)	5.7%
Richard J. Schlager (VP Administration) 8100 SouthPark Way, Littleton, CO	47,107(14)	*
Sharon M. Sjostrom (VP Technology) 8100 SouthPark Way, Littleton, CO	13,767(15)	*
Jeffrey C. Smith (Director) 8100 SouthPark Way, Littleton, CO	21,844(16)	*
Stiassni Capital Partners, LP, Stiassni Capital, LLC and Nicholas C. Stiassni 3400 Palos Verdes Drive West, Rancho Palos Verdes, CA 90275	403,734(17)	5.9%
Richard Swanson (Director) 8100 SouthPark Way, Littleton, CO	10,361(18)	*
Directors and Officers as a Group (15 individuals)	746,495(19)	10.9%

*	Less than 1%.

Notes:

(1)	Included in the amount shown are 39,600 shares to which Mr. Barr has the right to acquire beneficial ownership through stock options.
(2)	As of August 26, 2008 per Schedule 13G filed with the SEC on September 3, 2008, which reported as follows: Black River Asset Management LLC does not own any shares of common stock or securities convertible into the Company’s common stock, but pursuant to an investment advisory agreement, Black River Asset Management LLC has investment and voting power with respect to the 194,481 shares of common stock held by Black River Commodity Select Fund Ltd. and 325,000 shares of common stock held by Black River Small Capitalization Fund Ltd.
(3)	Included in the amount shown are 24,543 shares to which Ms. Bustard has the right to acquire beneficial ownership through stock options, 19,108 shares of restricted stock which have not yet vested and are subject to certain repurchase rights and 10,933 shares held in Ms. Bustard’s Retirement Plan account.
(4)	Included in the amount shown are 5,000 shares to which Mr. Caruso has the right to acquire beneficial ownership through stock options.
(5)	Included in the amount shown are 45,842 shares held in Dr. Durham’s Retirement Plan account, 16,360 shares of restricted stock which have not yet vested and are subject to certain repurchase rights, and 49,010 shares to which Dr. Durham has the right to acquire beneficial ownership through stock options.
(6)	As of December 31, 2008 per joint Schedule 13G/A filed with the SEC on February 9, 2009, which reported as follows: Dynamis and Investment Management are under common ownership, and Mr. Bocock is member/general partner of Dynamis. Investment Management and Mr. Bocock could be deemed to have voting and/or investment power with respect to the shares beneficially owned by Dynamis as a result of their position with and ownership of securities of Dynamis. Dynamis reported sole voting power over 370,951 shares, shared voting power over 375,801 shares, sole dispositive power over 371,751 shares and shared dispositive power over 376,601 shares; Investment Management reported sole voting over 370,951 shares, shared voting power over 375,801shares, sole dispositive power over 371,751 shares and shared dispositive power over 376,601 shares; and Mr. Bocock reported sole voting and dispositive power over 4,850 shares and shared voting power over 375,801 shares and shared dispositive power over 376,601 shares.
(7)	Included in the amount shown are 5,000 shares to which Mr. Johnson has the right to acquire beneficial ownership through stock options.
(8)	Included in the amount shown are 12,368 shares held by the Johnson Family Trust and 3,333 shares to which Mr. Johnson has the right to acquire beneficial ownership through stock options.

(9)	Included in the amount shown are 5,000 shares to which Mr. Marcum has the right to acquire beneficial ownership through stock options.
(10)	Included in the amount shown are 2,417 shares to which Mr. Martin has the right to acquire beneficial ownership through stock options, 984 shares of restricted stock which have not vested and are subject to certain repurchase rights and 5,000 shares held in Mr. Martin’s Retirement Plan account.
(11)	Included in the amount shown are 35,409 shares held in Mr. McKinnies’ Retirement Plan account, 500 shares held as trustee for the MJ Kraft Trust, 19,075 shares of restricted stock which have not vested and are subject to certain repurchase rights and 34,210 shares to which Mr. McKinnies has the right to acquire beneficial ownership through stock options.
(12)	Included in the amount shown are 13,000 shares to which Mr. Miller has the right to acquire beneficial ownership through stock options, 11,500 shares of restricted stock which have not vested and are subject to certain repurchase rights and 415 shares owned jointly with Mr. Miller’s spouse as Joint Tenants with Right of Survivorship and over which Mr. Miller shares voting and investment power.
(13)	As of August 26, 2008 per joint Schedule 13G filed with the SEC on September 4, 2008, which reported as follows: All three Perella entities reported shared voting and shared dispositive power over 389,611shares.
(14)	Included in the amount shown are 28,300 shares to which Mr. Schlager has the right to acquire beneficial ownership through stock options and 12,086 shares held in Mr. Schlager’s Retirement Plan account.
(15)	Included in the amount shown are 2,363 shares to which Ms. Sjostrom has the right to acquire beneficial ownership through stock options and 869 shares held in Ms. Sjostrom’s Retirement Plan account.
(16)	Included in the amount shown are 5,000 shares to which Mr. Smith has the right to acquire beneficial ownership through stock options.
(17)	As of December 31, 2008 per joint Schedule 13G/A filed with the SEC on January 14, 2009, which reported as follows: Stiassni Capital Partners, LP owns all of the 403,734 shares, and Stiassni Capital, LLC is the general partner of Stiassni Capital Partners, LP. Mr. Stiassni is managing member of Stiassni Capital LLC. Stiassni Capital Partners, LP, Stiassni Capital, LLC and Mr. Stiassni all have shared voting and dispositive power over the 403,734 shares.
(18)	Included in the amount shown are 5,000 shares to which Mr. Swanson has the right to acquire beneficial ownership through stock options.
(19)	The amount shown includes options to purchase 221,776 shares of our common stock held by individuals in the group.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our philosophy for executive compensation is set forth in a document entitled “ADA-ES Executive Compensation Plan” (the “EC Plan”) which was adopted by the Board on November 4, 2004. The EC Plan applies to the Executive Team, which includes the President/Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, and all Vice Presidents of the Company. Executives become eligible to participate in this plan after completing 12 months of continuous service with ADA-ES. Participation may be modified based on the Board’s approval.

The Compensation Committee establishes the base salary for all executive officers. The CEO makes recommendations as to base salary of all other executive officers to the Committee. Base salary is defined as ongoing, cash compensation paid bi-weekly based on such factors as job responsibilities, external competitiveness, and the individual’s experience and performance. Pay ranges are set based on the local market for similar positions, with consideration given to national rates of pay for employees serving similar functions in comparable companies. Base salary is typically increased annually based on cost of labor/living increases. In determining appropriate merit increases, we consider the actual market change for various job families in addition to published local CPI-U data. The market change is determined by tracking the year-over-year change in the median rate for a given position or job family using regional salary surveys. ADA-ES attempts to ensure middle market pay for solid performers and consider higher levels of pay for outstanding performers. ADA-ES does not intend to be a market leader in base compensation. A decision to materially increase or decrease compensation would be based on the aforementioned factors.

Annual performance incentives are designed to motivate the management team to achieve critical short-term goals, typically one to two years, which are expected to contribute to the long-term health and value of the organization. Incentives may be paid in cash or equity as determined by the Board. We expect that for the next few years, payment will be primarily in stock, through restricted shares. We generally grant options or restricted stock awards to new executives at the Board meeting following the commencement of employment.

Incentive amounts are set based on organization level and market practices. The performance metrics under the EC Plan focus on specific business objectives set during the first half of each year. Objectives are those quantitative metrics, such as revenue, EBITDA, or market share, which management and the Board determine are most important to the short and long term health and value of the organization. Potential incentive amounts for 2007 and 2008 performance were established at 50% and 40% of base salary for the CEO and other members of the executive team, respectively.

In 2004, we adopted the Executive Stock Option Plan (the “2004 ESO Plan”) discussed below, and granted all 200,000 options authorized under such plan to our then five executive officers, expecting to utilize the acceleration of vesting of such options, for so long as they are available, as the means to pay any incentive amounts earned by the executive officers pursuant to the EC Plan who are also covered in the 2004 ESO Plan for the following several years. To determine the value of each vested option share considered for accelerated vesting, the exercise price of $8.60 per share, which was the fair value on the date of grant, was subtracted from the average closing stock price for the month of December of that year. As a result, for the fiscal years 2005 and 2006 options were vested in payment of incentive amounts earned for those years. No incentive amounts were earned under our EC Plan by any of the executive officers in 2007. Because the exercise prices of the outstanding options far exceeded our stock price, in early 2009, the Board vested all remaining outstanding stock options including those remaining in the 2004 ESO Plan. We have not granted options to the executive officers who received options under the 2004 ESO Plan since 2004. Our share-based compensation, including options granted under the 2003 Plan and the 2004 ESO Plan, is accounted for under the Statement of Financial Accounting Standards No. 123R (See Footnote 1 to the Consolidated Financial Statements included in Item 8 of our Form 10-K for the year ended December 31, 2008).

Summary of vested shares from the 2004 ESO Plan:

	Shares	Average Market Price in December	Option Exercise Price
Shares on January 1, 2005	172,920	—	—
2005 Vested	38,428	$16.42	$8.60
2006 Vested	17,258	$15.98	$8.60
2007 Vested	—	$7.98	—
January 2009 Vested	117,234	—	$8.60

Options granted under the 2004 ESO Plan are non-qualified stock options (“NQSO”). The Compensation Committee chose NQSOs as a means to pay any incentive amounts earned by the executive officers pursuant to the EC Plan because it believed such options aligned the interests of the executive officers with the interest of our shareholders, provided potential additional value from appreciation and allowed the recipient to determine the timing of tax consequences from the award. From a practical standpoint, such an approach does not work if the market price of the stock is at or near the option exercise price.

Annual incentive awards under the EC Plan for the CEO and the other executive officers as a group are made by the Compensation Committee in January or February of each year with respect to the previous year’s performance. The CEO has the discretion to allocate the incentive pool set by the Committee to the other executive officers, subject to final approval by the Committee Chairman over such allocations. Annual incentives, if any, are planned for payment by February 28th of the calendar year following the incentive period. Incentives paid in cash are subject to payroll taxes. These incentives can be deferred and paid to a designated beneficiary, although that has not been the case with any incentives awarded thus far. No incentive amounts were earned under our EC Plan by any of the executive officers in 2007. In early 2008 the Compensation Committee approved a discretionary award in the amount of 5% of 2007 base compensation to each executive officer (the “2007 Discretionary Award”). Each executive officer could elect to receive up to 30% of his or her portion of the 2007 Discretionary Award in cash; all but one of our officers elected to receive the full amount in shares of Common Stock. In early 2009 the Compensation Committee approved an incentive award earned by executive officers based on 2008 performance under the EC Plan and a discretionary award with a value of approximately $400,000 in the aggregate for the CEO and the other executive officers as a group (the “2008 Incentive Award”). The Compensation Committee allocated $100,000 of the 2008 Incentive Award to the CEO and gave the CEO discretion to allocate the remaining $300,000 to the other executive officers. Each executive officer could elect to receive up to 50% of his or her portion of the 2008 Incentive Award in cash.

From time to time the Board may recognize exemplary performance of any executive with a cash or stock award. Exemplary performance is performance that the Board determines to have required significant effort and commitment and is determined to have had a significant positive impact on the current or future performance of the organization. No such payments were made in 2008.

The use of equity payments, such as using accelerated vesting of options granted under the 2004 ESO Plan to make incentive payments and the award of stock-based incentives for achieving specific project milestones, is intended to link short-term success to long-term performance and decision making, and to align management and shareholder interests. Payments may be made in restricted shares or options, as determined by the Board, considering accounting and regulatory restrictions, and the financial condition of the Company. The stock portions of the 2008 Incentive Award and the 2007 Discretionary Award are shown below in the Summary Compensation table under the “Stock Award” column. The cash portions of the 2008 Incentive Award are shown below in the Summary Compensation table under the “Bonus” column.

Incentive Program for Certain Executive Management Relating to the Greenfield Activated Carbon Production Facility Project

In March 2008, the Compensation Committee and the Board approved an incentive program (the “Greenfield Incentive Program”) pursuant to the 2007 Plan (defined below) under which 172,500 shares of ADA-ES common stock were reserved for award to four of our executive officers and an independent consultant as an incentive for the executives and the consultant to work diligently to attain certain milestones related to progress on the development, construction and operation of our planned “Greenfield” activated carbon production facility. A set number of shares are reserved for award to each recipient, and a portion of those shares will “vest” upon attainment of each defined milestone. In no event will the shares attributable to a milestone ever vest in the recipient if the milestone is not attained by a certain date.

Each milestone has a target date by which the milestone is intended to be satisfied. The number of shares that become eligible for vesting diminishes by five percent (5%) of the number committed to a particular milestone for each month after the target date that the milestone remains unsatisfied. Therefore, if a particular milestone remains unsatisfied for twenty months after its target date, no shares will ever vest for that milestone and all shares attributed to that milestone will be eligible for repurchase by the Company for $.01 per share.

The recipients of awards under the Greenfield Incentive Program, and the number of shares reserved for awards to each, are as follows: Michael Durham – 57,500 shares, Mark McKinnies – 46,000 shares, C. Jean Bustard – 46,000 shares, Richard Miller – 11,500 shares and Financial Consultant – 11,500 shares.

The Compensation Committee awarded shares in March 2008 to the maximum extent possible for each recipient under the 2007 Plan, which, for our NEOs, were: Michael Durham, 28,860 shares; Mark McKinnies, 29,075 shares and C. Jean Bustard, 29,108 shares. Additional shares are available for award in 2009 to the extent that the number of reserved shares was not granted in 2008, and the recipient remains as an employee or consultant to the Company and is actively working on the Greenfield project. Such additional awards are at the discretion of the Compensation Committee.

Each recipient can request that we purchase up to 35% of the shares upon vesting for the fair market value of the shares (as defined in the 2007 Plan) to assist the recipient with tax obligations that may be owing at the time of vesting. The determination as to whether to purchase such shares rests solely in our discretion.

Stock Price Incentive Program for Certain Executive Management

In April 2008, the Compensation Committee established a “Stock Price Incentive Program,” for which 100,000 shares were reserved under the 2007 Plan. Any or all of the shares may be granted to executive officers, but as of this time, no awards have been made and no determination has been made as to which executive officers, if any, will be awarded shares or how many shares will be awarded. The restricted stock expected to be awarded pursuant to such program will vest on the day after the price (based on last sale price for a trading day) of our common stock has equaled or exceeded $35.00 a share for 20 consecutive trading days, provided such pricing occurs on or before April 15, 2011.

Other Aspects of Executive Employment

There is no severance pay policy or other benefits payable after termination for any executive. See “Employment Contracts and Termination of Employment and Change-in-Control Arrangements” below regarding executives’ obligations after termination.

In the event of a restatement of income, any overpayments made to executives may be reclaimed at the discretion of the Board of Directors.

In 2006 we obtained key person term insurance for our CEO, COO and CFO in the amount of $2 million for each individual. In 2008 the key person term insurance for our CEO was increased to $10 million. The policies may be assigned to the individuals upon termination of employment other than for cause whereupon the executive would be responsible for any premium payments.

Executives are encouraged to own a number of shares of stock equal to a value of at least one (1) times the annual base salary as a condition of continued employment with ADA-ES. Executives have five (5) years from the later of November 4, 2004 (the date the EC Plan was adopted) or the date of hire/promotion to accomplish this level of ownership. Ownership is calculated considering holdings of restricted stock, whether or not the restrictions have expired, private holdings, and shares held in retirement accounts. Holding of options also will be considered in the ownership calculation by adding the value of the spread of in-the-money options to the total value of other holdings. The Compensation Committee reviewed executive equity ownership against the ownership goals for our executives in August 2008.

After ownership requirements have been met, executives may sell unrestricted stock they have owned for a period greater than 12 months, and may exercise vested stock options and sell shares to pay for the exercise price and withholding tax, except as otherwise provided for in the underlying stock option agreement. The Company must be advised of any sale of stock options or shares of stock at least 30 days in advance or the executive must be engaged in a pre-announced program sale in compliance with federal securities laws, and such sales must be made in compliance with our insider trading policy.

Executives leaving the Company may be required to hold their stock in the Company for at least 6 months after leaving the Company.

Executives were also eligible to participate in the Company’s Profit Sharing Plan (“PSP”) in 2007 and prior years. For fiscal 2007 the final profit sharing pool was established as a set dollar amount equivalent to approximately 4% of the base compensation of eligible employees. In February 2008 the Compensation Committee/Board of Directors approved a total payment of $141,700 to all eligible employees for 2007.

The pool is distributed to our eligible employees in February of each year as follows:

1.	Retirement Plan (50%)

2.	Company-Wide Distribution (20%)

3.	Performance-Based Distribution (30%)

The PSP was discontinued after the end of the 2007 fiscal year, and thus our executives received no compensation pursuant to the PSP for the 2008 fiscal year.

Retirement Plan (50%): This portion of the PSP is distributed among our employees based on meeting the participation requirements in our current qualified Retirement Plan described below. Individual distributions are pro-rated as a percent of total compensation as required by the Retirement Plan. The distribution may be made in either stock or cash at the Board’s discretion. Vesting rules as outlined in the current PSP (described below) apply for these distributions to employees. Employees with less than a year of service and temporary employees, as defined in the PSP, are not eligible for this portion of the pool.

Company-Wide Distribution (20%): This portion of the PSP is distributed evenly among all of our full–time permanent employees with pro-rated distributions for partial years of service. Employees terminated during the year forfeit eligibility for this portion of the PSP. An early distribution of this portion of the PSP was offered in December 2007 to those employees electing it.

Performance-Based Distribution (30%): This portion of the PSP is distributed to all of our permanent full-time and part-time employees on a performance-based basis. Employees terminated during the year forfeit eligibility for this portion of the PSP. Employees are evaluated semi-annually by their direct supervisor based informally on criteria that may also be used in the formal performance appraisal, which is generally conducted annually. The current criteria that may be used for the evaluation includes, but is not limited to, job knowledge; communications; attitude and cooperation; leadership; planning, judgment and resourcefulness; and initiative and responsibility. The following rating system is used for each criterion: 1 Point - Poor Performance, 2 Points - Improvement needed, 3 Points - Achieving Expectations, 4 Points - Exceeding Expectations, and 5 Points - Excellent Performance.

The employee’s supervisor completes the rating form, with input from project managers or other personnel to whom said employee supports. Should an employee receive an average rating for the two rating periods in 2007 of lower than 2.0, the employee is not eligible to receive any performance-based distribution. Distributions are made based on the average rating and weighted by the commercial rates that we would charge out an individual’s time to customers in effect at the end of the fiscal year.

Amounts paid directly to the named executives for the performance-based and company-wide portions of the PSP are shown below in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column. The retirement plan distributions paid from the PSP pool are deposited to pension accounts under our Retirement Plan, a tax-qualified defined contribution plan, and are included in the amounts shown in that same table below in the All Other Compensation column.

Our Retirement Plan covers all eligible employees. Pursuant to that plan, we make matching contributions to each eligible employee’s account up to 5% (7% commencing in 2008) of the employee’s eligible compensation, and may make, at the discretion of the Board, contributions based on the profitability of the Company to those accounts. Investments in an employee’s account may be made in stocks, bonds, mutual funds and other investments permitted by the Plan’s administrator.

Employee contributions to the plan are 100% vested. Company contributions become 100% vested if an employee’s employment ends after the date such employee attains normal retirement age (age 65), dies or becomes disabled. If an employee’s employment is terminated prior to the date the employee attains normal retirement age (65) or dies or becomes disabled, the employee will become vested in the Company’s matching contributions and any profit sharing contributions pursuant to the PSP according to the schedule below:

Years of Vesting Service	Vested Percentage
Less than 2	0%
2	20%
3	40%
4	60%
5	80%
6 or more	100%

The following summary compensation table shows compensation during the fiscal years ended December 31, 2008 and 2007, of those persons who were, at December 31, 2008, our principal executive officer (“PEO”), and the two most highly compensated executive officers other than the PEO of ADA-ES (collectively, the “NEOs”). Mark McKinnies is our principal financial officer (“PFO”).The structure of pay for each NEO is the same, although as noted above the base potential performance incentive amount under the EC Plan for the PEO was established for the years shown below at 50% of base pay and 40% for other NEOs.

Summary Compensation Table for Years Ended December 31, 2007 and 2008

Name of Individual and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
Michael D. Durham President, CEO and Director (PEO)	2008	$236,443	$50,000	$270,411	$-0-	$-0-	$-0-	$16,539	$573,483
	2007	$216,349	$-0-	$11,500	$-0-	$3,341	$-0-	$14,826	$246,016

Mark H. McKinnies Senior VP, CFO and Director (PFO)	2008	$197,471	$35,000	$252,374	$-0-	$-0-	$-0-	$13,417	$498,262
	2007	$191,472	$-0-	$9,329	$-0-	$2,820	$-0-	$13,474	$217,095

C. Jean Bustard COO	2008	$185,711	$35,000	$252,600	$-0-	$-0-	$-0-	$12,944	$486,255
	2007	$175,424	$-0-	$9,000	$-0-	$2,721	$-0-	$12,853	$199,998

(1)	Amounts represent the cash portions of the 2008 Incentive Award (paid in 2009).
(2)	Amounts represent the stock portions of the 2008 Incentive Award (issued in 2009), the 2007 Discretionary Award (issued in 2008), and the Greenfield Incentive Award (issued in 2008). Although the executives could elect to receive up to 30% of their 2007 Discretionary Award in cash, none of the NEOs did so. Each of the NEOs elected to receive 50% of their 2008 Incentive Award in cash.
(3)	Amounts represent company-wide and performance-based payments made for the 2006 fiscal year (paid in 2007) pursuant to our PSP described above.
(4)	Amounts represent pension contributions under our PSP for the 2006 fiscal year (paid in 2007) plus 401(k) matching payments made or accruing to the Retirement Plan by the Company for the benefit of the named individual.

Outstanding Equity Awards at December 31, 2008

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price per Share	Option Expiration Date	Number of shares that have not vested (2)	Market Value of Shares that have not vested (2)
Michael D. Durham	16,445	32,565	$8.60	8/23/14	16,360	$58,466

Mark H. McKinnies	9,581	24,629	$8.60	8/23/14	19,075	$59,133

C. Jean Bustard	4,121	20,422	$8.60	8/23/14	19,108	$59,235

(1)	Represents options granted on August 23, 2004 pursuant to our 2004 ESO Plan. The securities shown as “Exercisable” represent the options which vested by action of our Board of Directors on January 27, 2006 and February 26, 2007 for performance with respect to the years ended December 31, 2005 and 2006, respectively. The securities shown as “Unexercisable” were not vested as of December 31, 2008 but were vested on January 8, 2009 by action of our Board of Directors for performance with respect to the year ended December 31, 2008. Please see the description of our EC Plan above for more information on performance-based vesting of these options.
(2)	The shares consist of Greenfield Incentive Program awards granted on March 17, 2008. These shares will vest, if ever, upon the attainment of certain milestones set forth in the Program. The market value of such shares was determined based on a share price of $3.10 at 12/31/08.

Nonqualified Deferred Compensation

Although our EC Plan allows for deferrals of payment, the Company does not currently have any deferred compensation plans that apply to the NEOs.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

We have executed employment agreements with every full-time employee, including our executive officers. The agreements with all of our executive officers contain the following provisions:

1.	Description of position, duties, authority, compensation, benefits and obligation of the employee to devote full time to the fulfillment of his/her obligations under the agreement.

2.	Obligations to disclose and Company ownership of inventions and confidential subject matter, which obligations survive for two years after termination of employment.

3.	Assignment of inventions, obligations regarding inventions and confirmation of no Company obligation to commercialize inventions, all of which survive after termination of employment.

4.	Acknowledgement that copyright works are “works for hire” and obligation of employee to maintain written records of all inventions and confidential subject matter.

5.	Restrictive obligations relating to confidential subject matter, which survive after termination of employment.

6.	Acknowledgement and agreement regarding no conflicting obligations and obligations upon termination of employment.

The agreements with our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer also contain the following provisions:

1.	Automatic extensions for one-year periods unless previously terminated with appropriate advance notice.

2.	Three months’ prior written notice of intent to terminate by either the Company other than for cause, death or permanent disability or the employee.

The compensation amounts included in the employment agreements are subject to annual adjustment and the compensation levels for the named executive officers are shown in the tables above. None of our employment contracts or other agreements contain any provisions for the payment of any amounts that result from or will result from the resignation, retirement or any other termination of any executive officer’s employment with us or from a change-in-control of the Company or a change in the named executive officer’s responsibilities following a change-in-control except as described below.

Under our stock incentive plans, unless otherwise provided in a stock option agreement, options held by a director, executive or employee are exercisable after such person’s death or permanent disability without regarding to any vesting requirements of such options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and persons who beneficially own more than ten percent of a registered class of our equity securities to file reports of ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we are not aware of any delinquent filings.

DIRECTOR COMPENSATION

Our Nominating and Governance Committee has responsibility for reviewing the compensation plan for our non-management directors annually and making recommendations to the entire Board for approval. The Committee has not delegated authority to any other person to determine director compensation. Our executive officers have not had any role in recommending the amount or form of director compensation, except that Mr. McKinnies, our Chief Financial Officer, has made recommendations to the Committee regarding the form of compensation (i.e. cash or stock) and tax and accounting ramifications of awards. In addition, the two executive officers who serve on our Board vote on the recommendations for director compensation made by the Committee to the Board. In 2008, the Committee reviewed industry data from the Mountain States Employers Council (“MSEC”) and the National Association of Corporate Directors 2007-08 Director Compensation Report and Survey Data and has sought the input of representatives of such Council on its compensation structure and amounts. MSEC has also been engaged by the Compensation Committee and has assisted with the design and application of the EC Plan, advised on the appropriateness of incentive levels for executive positions and provided assistance in setting the weight for metrics in modeling the EC Plan.

In 2008, each non-management director was entitled to receive an $18,000 annual retainer payable in stock and cash and a one-time award of options to acquire 5,000 shares of our common stock upon initial appointment or election to the Board. Directors could elect to receive up to 50% of their annual retainer in cash, with the balance payable in shares of common stock. Our directors also received $1,000 per Board meeting and $500 per Board Committee or telephonic Board meeting. In addition, the Chairman of the Board and Chairman of the Audit Committee each received $3,000 per year, the Chairman of the Compensation Committee received $2,000 per year, and the Chairman of our Nominating and Governance Committee received $1,000 per year for their services in such positions. These amounts are all paid in cash. All amounts are paid based on services from June 1 through the following May 31 of each director’s term.

We have maintained directors and officers insurance coverage for our directors and executive officers since May 2006. The annual cost of such coverage is approximately $110,000.

Director Compensation During the Year Ended December 31, 2008

The following amounts were paid to our non-management directors who served during 2008. Dr. Durham and Mr. McKinnies do not receive any additional compensation for their service on the Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(5)	Option Awards ($)(6)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation	Total
Robert Caruso(1)	$25,700	$10,800	$12,800	$-0-	$-0-	$49,300

John Eaves(2)	$17,000	$18,000	$-0-	$-0-	$-0-	$35,000

Derek Johnson	$21,200	$10,800	$12,800	$-0-	$-0-	$44,800

Ronald Johnson(3)	$33,000	$9,000	$-0-	$-0-	$-0-	$42,000

W. Phillip Marcum	$18,500	$43,500	$21,900	$-0-	$-0-	$83,900

Jeff Smith	$22,500	$18,000	$-0-	$-0-	$-0-	$40,500

Richard Swanson(4)	$31,000	$9,000	$12,800	$-0-	$-0-	$52,800

Totals	$168,900	$119,100	$60,300	$-0-	$-0-	$348,300

(1)	Amounts for services from Mr. Caruso are paid to B/3 Management Resources, LLC.
(2)	Amounts for services from Mr. Eaves are paid to Arch Coal, Inc.
(3)	Amounts for services from Mr. Ronald Johnson are paid to Twin-Kem International, Inc.
(4)	Amounts for services from Mr. Swanson are paid to R&K Corp.
(5)	The fair value of stock awards, which represents the closing price on the date of issuance of $6.17 times the number of shares issued, for awards on October 16, 2008 to each non-management director of shares of common stock as a portion of his compensation for services performed from June 2008 through May 2009. The aggregate number of stock awards for each non-management director, in the order listed in the table, during the year ended December 31, 2008 was 1,750, 2,917, 1,750, 1,459, 2,917, 2,917, and 1,459.
(6)	The fair values of stock option awards, which were computed in accordance with FAS 123R, represent grants of options to purchase 5,000 shares of common stock to each new director in January 2008 and August 2006, and in May 2005 to the continuing directors all pursuant to the 2005 Plan described below. All options were fully vested as of December 31, 2008. The aggregate number of stock options outstanding for each non-management director, in the order listed in the table, as of December 31, 2008 was 5,000, 5,000, 5,000, 3,333, 5,000, 5,000, and 5,000, respectively. See Footnote 1 to the Consolidated Financial Statements included in Item 8 of our Form 10-K for the year ended December 31, 2008 for the assumptions made in determination of the FAS 123R amounts.

STOCK INCENTIVE PLANS

2002 ADA-ES, Inc. Stock Option Plan

During 2003, the Company adopted the 2002 ADA-ES, Inc. Stock Option Plan, which was originally referred to as the 2002 Stock Option Plan (the “2003 Plan”), and reserved 400,000 shares of Common Stock for issuance under the plan. In general, all options granted under the 2003 Plan expire ten years from the date of grant unless otherwise specified by the Company’s Board. The exercise price of options was determined by the Compensation Committee of the Board at the time the option was granted of not less than 100% of the fair market value of a share of our Common Stock on the date the option is granted. During the first quarter of 2006, 19,900 options were granted under this plan. This plan was replaced by the 2007 Equity Incentive Plan described below, and as a result, 148,506 shares of Common Stock that were originally reserved for issuance upon exercise of options grantable under the 2003 Plan were removed from the 2003 Plan. As of December 31, 2008, 72,810 options remained outstanding and 84,237 options were exercisable.

2004 ESO Plan

During 2004, we adopted the 2004 ESO Plan, which did not require shareholder approval. The 2004 ESO Plan authorized the grant of up to 200,000 options to purchase shares of our common stock to our executive officers. The 2004 ESO Plan is intended to promote our growth and profitability by awarding options to purchase our common stock in exchange for services performed and to be performed in the future. Options granted under the 2004 ESO Plan are generally intended to be non-qualified stock options (“NQSO”) for federal income tax purposes. The 2004 ESO Plan is administered by our Compensation Committee. In general, the exercise price of an option will be determined by the Compensation Committee at the time the option is granted and will not be less than 100% of the fair market value of a share of our common stock on the date the option is granted. Under the 2004 ESO Plan, the grant of options is limited to 60,000 per individual. The options are exercisable over a 10-year period based on a vesting schedule, typically between 5% and 20% per year, which may be accelerated based on performance of the individual recipients as determined by our Compensation Committee. During 2004, all 200,000 options were granted under the 2004 ESO Plan to five executive officers, each of whom is a full-time employee. In January 2005 and 2006 and in February 2007, our Compensation Committee authorized the accelerated vesting of 27,080 options, 38,428 options, and 17,258 options, respectively, under the 2004 ESO Plan based on performance metrics in the EC Plan that were met and other discretionary amounts. No accelerated vesting was authorized for 2007 performance as noted above. During 2007, 7,057 previously vested options were exercised. As of December 31, 2008, 166,663 options remain outstanding and exercisable under this plan.

2004 Stock Compensation Plan #2

During 2004, we adopted the 2004 Stock Compensation Plan #2 (the “2004 Plan”) for the issuance of shares and the grant of options to purchase shares of our common stock to our non-management directors. The 2004 Plan was approved by our shareholders at our 2005 Annual Meeting. The 2004 Plan is intended to compensate our non-management directors by awarding shares and options to purchase shares for services they rendered during 2004 and 2005 and will continue to render in subsequent years. The 2004 Plan provided for the award of 603 shares of our common stock per individual non-management director (4,221 shares in total), and the grant of 5,000 options per individual non-management director (35,000 in total), all of which were formally granted and issued in 2005 after approval of the 2004 Plan by our shareholders. The stock awards and vested portion of the stock option grants to non-management directors represent a portion of compensation for services performed from October 2004 through September 2005. The option exercise price of $13.80 per share for the stock options granted on November 4, 2004 was the market price on the date of the grant. The options are exercisable over a period of five years and will vest over a three-year period, one-third each year for continued service on the Board. If such service is terminated, the non-vested portion of the option is forfeited. In 2006, 15,000 of such options were forfeited after the resignation of three directors. During 2007, 985 of such options were exercised and 4,015 of options were forfeited after the death of a director. As of December 31, 2008, 13,333 options remain outstanding and exercisable under this plan.

2005 Directors’ Compensation Plan

During 2005 we adopted the 2005 Directors’ Compensation Plan (the “2005 Plan”), which authorized the issuance of shares of common stock and the grant of options to purchase shares of our common stock to non-management directors. The 2005 Plan was approved by our shareholders at the 2005 Annual Meeting. The 2005 Plan is intended to advance our interests by providing eligible non-management directors an opportunity to acquire or increase an equity interest in the Company, create an increased incentive to expend maximum effort for our growth and success and encourage such eligible individuals to continue to service the Company. The 2005 Plan provides a portion of the annual compensation to our non-management directors in the form of awards of shares of common stock and vesting of options to purchase common stock for services performed for the Company. Under the 2005 Plan, the award of stock is limited to 1,000 shares per individual per year, and the grant of options is limited to 5,000 per individual in total. The aggregate number of shares of common stock reserved for issuance under the 2005 Plan totals 90,000 shares (50,000 in the form of stock awards and 40,000 in the form of options). The exercise price is the market price on the date of grant, the shares of common stock underlying the option will vest at a rate of no more than 1,667 shares per annual period per individual, and any unvested shares of Stock that are outstanding at the date the individual is no longer a director are forfeited. Shares may be issued and options may be granted under the 2005 Plan only to non-management directors of the Company or its subsidiaries.

The 2005 Plan will terminate ten years after the date of its adoption, if not earlier terminated by the Board. It may be amended, modified or terminated at any time if and when it is advisable in the absolute discretion of the Board, although certain amendments are subject to approval of regulatory bodies and our shareholders. No such amendment may adversely affect any options previously granted under the Plan without the consent of the recipient(s). The 2005 Plan is administered by a committee appointed by the Board, which currently consists of all Board members. In January 2006, the Board authorized the issuance of 1,000 shares of common stock to each of the seven non-management directors of the Company (a total of 7,000 shares of common stock) representing a portion of their compensation for the period from October 2005 through September 2006. In August 2006, the Board granted options to purchase 5,000 shares each or a total of 15,000 shares of common stock to the new directors representing a portion of their compensation, which vest at a rate of 33% per year. As of December 31, 2008, 20,000 options remain outstanding and exercisable under this plan.

2007 Plan

During 2007, the Company adopted the 2007 Equity Incentive Plan (the “2007 Plan”), which replaces the 2003 Plan. The 2007 Plan authorizes the issuance to employees, directors and consultants of up to 600,000 shares of Common Stock, either as restricted stock grants or to underlie options to purchase shares of our Common Stock. Under the 2007 Plan, the award of stock is limited to not more than 30,000 shares per individual per year with a maximum of 10,000 shares grantable in any year to non-management Directors. In general, all options granted under the 2007 Plan will expire ten years from the date of grant unless otherwise specified by the Board. The exercise price for options granted under the 2007 Plan will be the market price on the date of grant and the shares of Common Stock underlying the option will vest on the passage of specified times following the date of grant, the occurrence of one of more events, the satisfaction of performance criteria or other conditions specified by the Board. As of December 31, 2008, no options have been granted under the 2007 Plan.

In September and December 2007, the Board awarded restricted stock under the 2007 Plan. All non-executive employees, certain officers and new employees were entitled to an award of restricted stock under the following conditions (1) employees that had not received stock options upon commencement of employment received a restricted stock award equal based on a percentage of their starting salaries, (2) employees that had received stock options upon commencement of employment had the option to exchange any remaining stock options outstanding for a restricted stock award based on their starting salary, and (3) employees with five or more years of service received a restricted stock award based on a percent of their current annual salary. The purchase price for restricted stock was $0.01 per share and the restricted stock vests over a five year period on an annual basis or on attainment of specific milestones. In October 2007, seven employees opted to exchange 42,700 outstanding options for 3,389 shares of restricted stock. The exchange did not result in any stock option modification costs. Unvested shares of restricted stock are subject to forfeiture upon termination of employment with the Company. In September 2007, a total of 27,175 shares were granted with 502 shares vesting. In December 2007, 5,000 shares of restricted stock were awarded to a new employee upon commencement of employment in addition to the normal award based on a percentage of their starting salary, which vests over a two-year period. The stock based compensation related to the restricted stock award was $7.76 per share. The total fair value of the grants was $266,000. As of December 31, 2007, we recognized $6,000 of compensation expense related to the vesting of restricted stock. In January 2008, 5,388 fully vested shares of stock were issued to seven executive officers in connection with the 2007 Discretionary Award. In March 2008, in connection with the Greenfield Incentive Program, 172,500 shares of our common stock were reserved for award, and 110,043 shares of restricted stock were granted, to four of our executive officers and an independent consultant. In April 2008, 100,000 shares of our common stock were reserved under the 2007 Plan for issuance pursuant to our Stock Price Incentive Program.

In October 2008 the Board awarded stock pursuant to the 2007 Plan to the Company’s non-management directors in partial payment of fees for services provided from June 2008 through May 2009. A total of 15,169 shares were issued and are included in the Director Compensation table shown above.

EQUITY COMPENSATION PLAN INFORMATION

AS OF DECEMBER 31, 2008

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	142,475	$11.07	602,263
Equity compensation plans not approved by security holders (2)	185,288	$9.06	—

Total	327,763	$9.94	602,263

(1)	Amounts shown represent options and/or shares covered under our 2003 Plan, our 2004 Plan, our 2005 Plan and our 2007 Plan described above.
(2)	Amounts shown represents 10-year options to purchase 9,000 shares granted to a consultant in 2005 at an exercise price of $14.60, 10-year options to purchase a total of 4,625 shares granted to two consultants in 2004 at an exercise price of $13.80, and options covered under our 2004 ESO Plan.

In November 2006, we entered into an independent contractor agreement with an individual who is serving as the Project Manager for our project to develop an activated carbon manufacturing facility. Her compensation package included an award of 1,448 shares of common stock, worth $20,000 in value as of the close of business on the date of the Board meeting approving such package. The stock award was made in 2007 upon successful completion of certain milestones established at the time her compensation package was approved. This was an individual award not made under any formal plan and not approved by security holders. See “Stock Incentive Plans” above for additional information.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than our compensation arrangements and employment agreements with our executive officers, described above, we did not have any related-party transactions during the 2008 fiscal year and none is currently proposed

PROPOSALS OF SHAREHOLDERS FOR PRESENTATION AT THE NEXT

ANNUAL MEETING OF SHAREHOLDERS

We anticipate that our next Annual Meeting of Shareholders will be held in June 2010. Any Shareholder of record of the Company who desires to submit a proper proposal for inclusion in the proxy material related to the next Annual Meeting of Shareholders must do so in writing and it must be received at our principal executive offices on or before December 31, 2009. If a shareholder intends to submit a proposal at the meeting that is not included in the Company’s proxy statement, and the shareholder fails to notify the Company prior to March 25, 2010 of such proposal, then the proxies appointed by the Company’s management would be allowed to use their discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement. The proponent must own 1% or more of the outstanding shares or $2,000 in market value, of our Common Stock and must have continuously owned such shares for one year and intend to continue to hold such shares through the date of the Annual Meeting in order to present a shareholder proposal to the Company.

ANNUAL REPORT ON FORM 10-K

We will provide our Annual Report on Form 10-K concerning our operations during the fiscal year ended December 31, 2008, including certified consolidated financial statements and any financial statement schedules for the year then ended, to our shareholders without charge upon request to Mark H. McKinnies, Secretary, ADA-ES, Inc., 8100 SouthPark Way, Unit B, Littleton, Colorado 80120. Exhibits listed in the Form 10-K are available upon request to shareholders at a nominal charge for printing and mailing.

OTHER MATTERS

The Board knows of no other business to be presented at the Annual Meeting of Shareholders. If other matters properly come before the meeting, the persons named in the accompanying form of Proxy intend to vote on such other matters in accordance with their best judgment.

PROXY	For an Annual Meeting of Shareholders of ADA-ES, INC.	PROXY

Proxy Solicited on Behalf of the Board of Directors

This proxy will be voted in respect of the matters listed in accordance with the choice, if any, indicated in the spaces provided. If no choice is indicated, the proxy will be voted for such matter. If any amendments or variations are to be voted on, or any further matter comes before the meeting, this proxy will be voted according to the best judgment of the person voting the proxy at the meeting. This form should be read in conjunction with the accompanying Notice of Meeting and Proxy Statement.

NOTES:

1. Please date and sign (exactly as the shares represented by this Proxy are registered) and return promptly. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person. If no date is stated by the shareholder(s), the Proxy is deemed to bear the date upon which it was mailed by management to the shareholder(s).

2. To be valid, this Proxy form, duly signed and dated, must arrive at the office of the Company’s transfer agent, Computershare Investor Services, 350 Indiana Street, Suite 800, Golden, Colorado 80401, not less than forty-eight (48) hours (excluding Saturdays, Sundays and holidays) before the day of the Meeting or any postponement or adjournment thereof.

The undersigned shareholder of ADA-ES, Inc. (the “Company”) hereby appoints Michael D. Durham and Robert N. Caruso or, failing them, Mark H. McKinnies, as nominee of the undersigned to attend, vote and act for and in the name of the undersigned at the Annual Meeting of the Shareholders of the Company (the “Meeting”) to be held at the Company’s offices, located at 8100 SouthPark Way, Unit B in Littleton, Colorado on Wednesday, June 17, 2009, at 9:00 a.m. (local time), and at any postponement or adjournment thereof, and the undersigned hereby revokes any former proxy given to attend and vote at the meeting.

THE NOMINEE IS HEREBY INSTRUCTED TO VOTE AS FOLLOWS WITH RESPECT TO THE FOLLOWING MATTERS PROPOSED BY THE COMPANY:

1. PROPOSAL TO ELECT THE FOLLOWING NOMINEES TO THE BOARD OF DIRECTORS:

Nominees: Robert N. Caruso Michael D. Durham John W. Eaves Derek C. Johnson Ronald B. Johnson W. Phillip Marcum Mark H. McKinnies Jeffrey C. Smith Richard J. Swanson

☐ FOR All NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL NOMINEES, EXCEPT THE FOLLOWING:

2. PROPOSAL TO RATIFY THE AUDIT COMMITTEE’S SELECTION OF EHRHARDT, KEEFE, STEINER & HOTTMAN PC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009:

☐ FOR

☐ AGAINST

☐ ABSTAIN

3. To consider and vote upon such other matters as may properly come before the Meeting or any postponement or adjournment thereof.

Dated this              day of                     , 2009.

Signature of Shareholder(s)

(Please print name of Shareholder[s])

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.